Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
May 7, 2008	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@frbir.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

Advanced Life Sciences Announces First Quarter 2008 Financial Results

CHICAGO, IL, May 7, 2008/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases, today announced its financial results for the first quarter ended March 31, 2008.  The net loss available to common shareholders for the three months ended March 31, 2008 was $3.6 million or ($0.09) per share compared to $10.5 million or ($0.37) per share for the three months ended March 31, 2007.  The decrease in the net loss reflects lower development expenses related to the cethromycin pivotal Phase III clinical program, which was completed in November 2007.

“Having confirmed the regulatory plans for cethromycin, we are pushing forward aggressively to achieve our partnering and NDA submission goals,” said Michael T. Flavin, Ph.D., chairman and chief executive officer of Advanced Life Sciences.  “We believe cethromycin can be an important new drug in the treatment of community acquired pneumonia and, if approved, can assist in the emerging battle against drug resistant bacteria.”

The company ended the first quarter of 2008 with cash and cash equivalents totaling $12.6 million.  Cash used during the first quarter was approximately $5.7 million.

Operating Expense Analysis:

•                  Research and development expense.  Total research and development expense decreased $7.2 million to approximately $1.9 million for the three months ended March 31, 2008 from approximately $9.1 million for the three months ended March 31, 2007.  The decrease in R&D expense is related to lower clinical development and manufacturing costs associated with the Company’s lead product cethromycin.

•                  General and administrative expense.  General and administrative expense increased $0.2 million to $1.7 million for the three months ended March 31, 2008.  The increase was attributable to costs associated with cethromycin national advisory board meeting costs and higher compensation and benefit expenses.

Year-to-Date 2008 Achievements:

•                  Attended the FDA Anti-Infectives Advisory Committee meeting that discussed non-inferiority margins in CAP clinical trials on April 1 and 2, 2008 and held a conference call to provide management’s understanding of the Advisory Committee meeting to investors on April 3, 2008;

•                  Conducted a meeting with FDA on April 7, 2008 to discuss the anticipated NDA submission in CAP and provided a summary of the outcome to investors via conference call on April 10, 2008;

•                  Released results of our successful thorough QT study of cethromycin;

•                  Provided regulatory updates to multiple potential partners and advanced negotiations regarding the commercial development of cethromycin as a treatment for CAP;

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•                  Met with the national advisory board for cethromycin consisting of thought leaders in the area of respiratory tract infections and antibiotic therapies to confirm the regulatory and development strategy;

•                  Advanced the development of ALS-357: received approval from the Northwestern University Institutional Review Board (IRB) of the protocol for the planned Phase I/II melanoma program.

Remaining Objectives for 2008

•                  Submit NDA for cethromycin in CAP;

•                  Finalize negotiations with potential commercial partners for cethromycin;

•                  Continue studies with the National Institute of Allergy and Infectious Diseases (NIAID) and the U.S. Army Medical Research Institute for Infectious Diseases (USAMRIID) to explore cethromycin’s activity against high-priority bioterror agents for its use as a broad spectrum countermeasure.  Submit proposals to the Department of Defense and the Department of Health and Human Services to fund the advanced development of cethromycin in combating bioterror agents such as anthrax, tularemia, plague and Burkholderia pseudomallei;

•                  Initiate enrollment by the end of the summer in Phase I/II dose-escalating study to assess the safety, tolerability, and preliminary efficacy of ALS-357 topically administered to patients with cutaneous metastatic melanoma;

•                  Present cethromycin clinical data at ICAAC in the Fall.

Financial Guidance for 2008

Advanced Life Sciences expects its 2008 cash requirements excluding milestone payments that become due upon NDA filing to fall in the range of $16 million and $17 million.  The first quarter cash use of $5.7 million reflects continued NDA submission costs that will curtail substantially in the coming quarters.  Accordingly, we expect our quarterly cash use to decrease as we move forward with our operations.  The cash used will be applied toward remaining cethromycin NDA submission activities, manufacturing costs, medical communication investments, ALS-357 clinical costs, and general operating expenses.  We believe that this cash balance will be sufficient to allow us to progress into a commercial partnership which will support the ongoing funding needs of the Company.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 10:00 a.m. Eastern Time on Wednesday, May 7, 2008 to discuss the Company’s financial results for the first quarter.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 888-679-8033 (domestic) or 617-213-4846 (international).  The passcode for the conference call is 94054446.  Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=P9JDGPHR6 .  A telephone replay of the call will also be available for 48 hours.  Callers may access the telephone replay by dialing (domestic) 888-286-8010 or 617-801-6888 (international), passcode 36406348.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  Approximately 5.6 million cases of CAP are diagnosed each year in the United States with 10 million physician visits, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

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About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain  regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$12,589,640	$18,324,991
Prepaid insurance	155,953	251,493
Prepaid clinical trial expenses	—	926,168
Other prepaid expenses and deposits	93,500	140,359

Total current assets	12,839,093	19,643,011

PROPERTY AND EQUIPMENT:
Furniture and fixtures	227,825	221,417
Laboratory equipment	159,186	159,186
Computer software and equipment	245,812	242,707
Leasehold improvements	502,798	177,253

Total property and equipment—at cost	1,135,621	800,563
Less accumulated depreciation	(595,429)	(542,032)

Property and equipment—net	540,192	258,531

OTHER ASSETS:
Other assets	18,750	10,000

Total other assets	18,750	10,000

TOTAL ASSETS	$13,398,035	$19,911,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,458,912	$2,685,751
Accrued clinical trial expenses	754,402	2,776,543
Other accrued expenses	463,347	330,441
Accrued interest payable	21,070	22,756
Short-term lease payable	7,538	7,259
Short-term notes payable - related party	2,000,000	—

Total current liabilities	4,705,269	5,822,750

Long-term lease payable	10,824	12,818
Long-term grant payable	500,000	500,000
Long-term notes payable - related party	—	2,000,000
Notes payable	3,915,000	3,915,000

Total liabilities	9,131,093	12,250,568

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	—	—

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—60,000,000 shares authorized; 38,502,987 issued and outstanding at March 31, 2008; 38,502,987 shares issued and outstanding at December 31, 2007	385,030	385,030
Additional paid-in capital	107,007,634	106,859,532
Deficit accumulated during the development stage	(103,125,722)	(99,583,588)

Total stockholders’ equity	4,266,942	7,660,974

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,398,035	$19,911,542

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From
			Inception
			(January 1, 1999)
	Three months ended March 31,		Through
	2008	2007	March 31, 2008
Revenue:
Management fees	$—	$—	$1,161,180
Grants	—	—	1,035,571
Royalty—related party	—	—	45,238

Total revenue	—	—	2,241,989

Expenses:
Research and development	1,868,054	9,050,912	76,739,162
Contracted research and development—related party	—	—	7,980,299
Selling, general and administrative	1,726,366	1,548,163	21,658,454

Total expenses	3,594,420	10,599,075	106,377,915

Loss from operations	(3,594,420)	(10,599,075)	(104,135,926)

Net other income:
Interest income	(156,641)	(306,569)	(2,798,657)
Interest expense	104,355	116,434	2,727,505
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	(939,052)

Net other income	(52,286)	(190,135)	(1,010,204)

Net loss	(3,542,134)	(10,408,940)	(103,125,722)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	1,538,542

Net loss available to common shareholders	$(3,585,884)	$(10,452,690)	$(104,664,264)

Net loss per share available to common shareholders - basic and diluted	$(0.09)	$(0.37)

Weighted average shares outstanding - basic and diluted	38,502,987	28,287,310